                                                                    EXHIBIT 99.3


                      @PLAN.INC SECOND AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

                                DOUBLECLICK INC.

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                                    @PLAN.INC
               SECOND AMENDED AND RESTATED 1996 STOCK OPTION PLAN

                 PLAN SUMMARY AND PROSPECTUS FOR ASSUMED OPTIONS

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                                 The date of this Prospectus is February 2, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
GENERAL..........................................................................................................1

QUESTIONS AND ANSWERS ABOUT THE STOCK PLAN AND ASSUMED OPTIONS...................................................1

         GENERAL PLAN PROVISIONS.................................................................................1

                  1.    What is the basic structure of the Stock Plan?...........................................1
                  2.    Who will administer the Stock Plan?......................................................1
                  3.    Who received options under the Stock Plan?...............................................1
                  4.    How many shares of DoubleClick Stock may be issued upon exercise of the assumed
                        @plan Options?...........................................................................2
                  5.    What happens if there is a change in DoubleClick's capital structure?....................2
                  6.    Can the Stock Plan be amended?...........................................................2

         ASSUMPTION OF OPTIONS...................................................................................2

                  7.    How was the assumption effected?.........................................................2
                  8.    How was the exercise price of my original @plan Options determined?......................2
                  9.    What is the exercise price of the shares of DoubleClick Stock subject to my assumed @plan Options?...................................................................3
                  10.   May I assign or transfer my assumed options?.............................................3
                  11.   When do I acquire the rights of a stockholder?...........................................3

         EXERCISE OF OPTIONS.....................................................................................3

                  12.   When may I exercise my assumed @plan Options?............................................3
                  13.   When will my @plan Options terminate?....................................................3
                  14.   How do I exercise my @plan Options?......................................................3
                  15.   What form of payment is required when I exercise my options?.............................3

         INCENTIVE OPTIONS.......................................................................................4

                  16.   Who was eligible to receive an incentive option?.........................................4
                  17.   Is there a limitation on the number of shares for which an incentive option may become exercisable in any one calendar year?.............................................4

         EARLY TERMINATION OF OPTIONS............................................................................4

                  18.   What happens to my @plan Options if my employment or service terminates other than for death, disability or retirement?................................................4
                  19.   What happens to my @plan Options if I die?...............................................4

         DISPOSITION OF OPTION SHARES............................................................................4

                  20.   When can I sell my shares of DoubleClick Stock?..........................................4

         MISCELLANEOUS...........................................................................................5

                  21.   Do I have the right to remain employed until I exercise my option?.......................5
                  22.   Are there any circumstances which would cause me to lose my rights under my assumed options?.........................................................................5
                  23.   Does DoubleClick's assumption of the Stock Plan restrict its authority to assume other options?...........................................................................5
                  24.   Does the assumption of my options affect my eligibility to participate in other
                        DoubleClick Plans?.......................................................................5
                  25.   Is the assumed Stock Plan subject to ERISA?..............................................5

QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES................................................................5

         INCENTIVE OPTIONS.......................................................................................5

                  T1.   Will the grant of an incentive option result in federal income tax liability to me?......................................................................................5

                  T2.   Will the exercise of an incentive option result in federal income tax liability to me?...................................................................................5
                  T3.   When will I be subject to federal income tax on shares purchased under an incentive option?........................................................................6
                  T4.   How is my federal income tax liability determined when I sell my shares?.................6
                  T5.   What if I make a qualifying disposition?.................................................6
                  T6.   What are the normal tax rules for a disqualifying disposition?...........................6
                  T7.   What if the shares purchased under an ISO are subject to a substantial risk of forfeiture, such as the Corporation's repurchase right?..................................7

         NON-QUALIFIED OPTIONS...................................................................................7

                  T8.   Will the grant of a non-qualified option result in federal income tax liability to me?...................................................................................7
                  T9.   What federal income tax liability results upon the exercise of a non-qualified option?..................................................................................7
                  T10.  What is the effect of making a Section 83(b) election?...................................7
                  T11.  Will I recognize additional income when I sell shares acquired under a non-qualified option?....................................................................8

         FEDERAL TAX RATES.......................................................................................8

                  T12.  What are the applicable Federal tax rates?...............................................8

         ALTERNATIVE MINIMUM TAX.................................................................................9

                  T13.  What is the alternative minimum tax ?....................................................9
                  T14.  What is the allowable exemption amount?..................................................9
                  T15.  How is the alternative minimum taxable income calculated?................................9
                  T16.  Is the spread on an incentive option at the time of exercise normally includible in alternative minimum taxable income?...................................................9
                  T17.  How will the payment of alternative minimum taxes in one year affect the calculation of my tax liability in a later year?.........................................9

CORPORATION AND STOCK PLAN ANNUAL INFORMATION...................................................................10


       THIS DOCUMENT CONSTITUTES PART OF THE OFFICIAL PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                                     GENERAL

                  On February 2, 2001, DoubleClick Inc., a Delaware corporation ("DoubleClick"), acquired @plan.inc, a Tennessee corporation ("@plan"). In effecting the acquisition, each outstanding share of @plan common stock ("@plan Stock") was automatically converted into $8.00 in value, consisting of .2829 of a share of DoubleClick common stock ("DoubleClick Stock") and $3.45 in cash.

                  As part of the merger, DoubleClick assumed the @plan.inc Second Amended and Restated 1996 Stock Option Plan (the "Stock Plan") and all outstanding options thereunder (the "@plan Options"). Each outstanding @plan Option has been converted into an option to purchase .4975 of a share of DoubleClick Stock (the "Exchange Ratio"), and the exercise price per share of each @plan Option has also been adjusted to reflect such Exchange Ratio. The holder of each @plan Option assumed in the acquisition has been issued a Stock Option Assumption Agreement evidencing the assumption of that option by DoubleClick and the adjustments made to such option. No additional options will be granted under this Stock Plan after the effective date of the acquisition.

         QUESTIONS AND ANSWERS ABOUT THE STOCK PLAN AND ASSUMED OPTIONS

                  This Plan Summary and Prospectus sets forth in question and answer format the principal terms of the Stock Plan and the assumed @plan Options.

                            GENERAL PLAN PROVISIONS

         1.       WHAT IS THE BASIC STRUCTURE OF THE STOCK PLAN?

                  Options granted under the Stock Plan provided an optionee with the right to purchase a specified number of shares of @plan Stock at a designated price per share. Outstanding options are either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options which do not satisfy such requirements. The option agreement evidencing any option grant you hold will indicate whether or not that option is an incentive option. The difference in tax treatment between incentive stock options and non-qualified stock options is explained in the "Questions and Answers on Federal Tax Consequences" section below.

         2.       WHO WILL ADMINISTER THE STOCK PLAN?

                  Prior to the acquisition, the Stock Plan was administered by the @plan Board of Directors or a committee thereof. The Stock Plan as assumed by DoubleClick, together with all the outstanding options under the assumed Stock Plan, will now be administered by the Compensation Committee of the DoubleClick Board of Directors. Members of the DoubleClick Compensation Committee are appointed by the DoubleClick Board and may be removed by the DoubleClick Board at any time.

                  The DoubleClick Compensation Committee as Plan Administrator has the authority to interpret the terms and provisions of the Stock Plan and any award issued thereunder. All determinations of the Plan Administrator with respect to the Stock Plan and the @plan Options assumed by DoubleClick thereunder will be binding and conclusive on all persons having any interest in the Stock Plan or the assumed options.

         3.       WHO RECEIVED OPTIONS UNDER THE STOCK PLAN?

                  Employees, officers, directors, consultants and other persons having a business relationship with @plan were generally eligible to receive option grants under the Stock Plan.

         4. HOW MANY SHARES OF DOUBLECLICK STOCK MAY BE ISSUED UPON EXERCISE OF THE ASSUMED @PLAN OPTIONS?

                  690,634 shares of DoubleClick Stock have been reserved for issuance pursuant to the assumed @plan Options, subject to adjustment for subsequent changes in DoubleClick's capitalization (see Question
5). Such shares will be made available from authorized but unissued shares of DoubleClick Stock or from shares of DoubleClick Stock reacquired by DoubleClick, including shares repurchased on the open market.

         5.       WHAT HAPPENS IF THERE IS A CHANGE IN DOUBLECLICK'S CAPITAL
                  STRUCTURE?

                  In the event any change is made to the shares of DoubleClick Stock issuable under the assumed @plan Options by reason of any stock dividend, extraordinary cash dividend, stock split, recapitalization, reorganization, consolidation, merger or other change in corporate structure affecting the outstanding DoubleClick Stock, appropriate adjustments will be made to the number of securities and the exercise price payable per share under each assumed @plan Option to prevent the dilution or enlargement of benefits thereunder. The adjustments will be determined by the Plan Administrator in its sole discretion.

         6.       CAN THE STOCK PLAN BE AMENDED?

                  Yes. The DoubleClick Board has complete and exclusive authority to amend or modify the Stock Plan in any and all respects, subject to any required shareholder approval under applicable laws or regulations. In addition, no amendment or modification may adversely affect your rights as a holder without your consent.

                             ASSUMPTION OF OPTIONS

         7.       HOW WAS THE ASSUMPTION EFFECTED?

                  The assumption was effected by converting each @plan Option outstanding at the time of the acquisition into an option to acquire shares of DoubleClick Stock. The actual number of shares of DoubleClick Stock purchasable under each assumed @plan Option was determined by multiplying the number of shares of @plan Stock subject to the option immediately prior to the acquisition by the Exchange Ratio and rounding down to the next whole share. Accordingly, for each share of @plan Stock subject to your @plan Option immediately prior to the acquisition, your option as assumed by DoubleClick provides you with the right to purchase .4975 of a share of DoubleClick Stock immediately after the acquisition. In addition, the exercise price per share in effect under each assumed @plan Option has been adjusted to reflect the Exchange Ratio (see Question 9).

                  Example: You held an option to purchase 10,000 shares of @plan Stock at an exercise price of $6.00 per share immediately prior to the acquisition. Upon assumption of the option by DoubleClick in connection with the acquisition, your option will now be exercisable for 4975 shares of DoubleClick Stock at an adjusted exercise price per share of $12.06. (See Question 9 below for adjustment of exercise price.)

                  To the extent your @plan Options were incentive options immediately prior to the acquisition, they will remain incentive options after assumption by DoubleClick to the maximum extent allowable by law. All of the other terms in effect for the exercise of your @plan Options immediately prior to the acquisition will remain in effect under your assumed options.

         8.       HOW WAS THE EXERCISE PRICE OF MY ORIGINAL @PLAN OPTIONS
                  DETERMINED?

                  @plan Options intended to be incentive stock options were granted with an exercise price per share not less than the fair market value of a @plan share on the grant date. However, @plan Options intended to be incentive stock options granted to 10% or greater stockholders of @plan were granted with an exercise price equal to 110% of such fair market value. Each @plan Option that was granted as a non-qualified option has an exercise price per share no less than fifty percent (50%) of the fair market value of a share of @plan Stock on the grant date.

         9. WHAT IS THE EXERCISE PRICE OF THE SHARES OF DOUBLECLICK STOCK SUBJECT TO MY ASSUMED @PLAN OPTIONS?

                  The exercise price under your assumed @plan Option has been adjusted to reflect the Exchange Ratio at which shares of DoubleClick Stock were issued in exchange for outstanding shares of @plan Stock in the acquisition. In all events, the aggregate purchase price of the shares of @plan Stock subject to the option immediately prior to the acquisition will remain substantially the same after the assumption of that option by DoubleClick.

         10.      MAY I ASSIGN OR TRANSFER MY ASSUMED OPTIONS?

                  No. Your assumed @plan Options can generally not be assigned or transferred, except by the provisions of your will or the laws of inheritance following your death.

         11.      WHEN DO I ACQUIRE THE RIGHTS OF A STOCKHOLDER?

                  You do not have any stockholder rights with respect to the shares of DoubleClick Stock covered by your assumed @plan Options. Stockholder rights, such as voting and dividend rights and rights to other stockholder distributions, are acquired only when you exercise the option, pay the adjusted exercise price for the purchased shares and become the record holder of those shares.

                               EXERCISE OF OPTIONS

         12.      WHEN MAY I EXERCISE MY ASSUMED @PLAN OPTIONS?

                  All @plan Options assumed under the Stock Plan became fully vested and immediately exercisable upon completion of the Acquisition. Your @plan Option will remain exercisable until the expiration of its option term or its earlier termination following your termination of service (see Question 13).

         13.      WHEN WILL MY @PLAN OPTIONS TERMINATE?

                  Your options will terminate in accordance with your original @plan Option grant. Outstanding @plan Options intended to be incentive stock options do not have a term in excess of ten (10) years measured from the grant date as specified in the Option Agreement. However, @plan Options intended to be incentive stock options granted to a 10% or greater stockholder of @plan have a term not to exceed five years measured from the date of the grant. Your @plan Option may also terminate prior to the specified expiration date in the event of your termination of service or upon the occurrence of certain other events. See the "Early Termination of Options" section below.

         14.      HOW DO I EXERCISE MY @PLAN OPTIONS?

                  To exercise your assumed @plan Options, you must (i) provide written notice of exercise to DoubleClick specifying the number of shares to be purchased and (ii) pay the adjusted exercise price for the number of shares of DoubleClick Stock you wish to purchase. You may be required to satisfy all applicable income and employment tax withholding requirements at that time. For information about the tax treatment applicable to your option exercises, see the "Questions and Answers on Federal Tax Consequences" section below.

         15.      WHAT FORM OF PAYMENT IS REQUIRED WHEN I EXERCISE MY OPTIONS?

                  Payment of the adjusted exercise price may be made by check payable to DoubleClick. At the discretion of the Plan Administrator, payment in full or in part may also be made in the form of shares of DoubleClick Stock already owned or other property as the Plan Administrator may accept.

                                INCENTIVE OPTIONS

                  Questions 16 and 17 apply only to incentive options. Non-qualified options are NOT subject to these provisions.

         16.      WHO WAS ELIGIBLE TO RECEIVE AN INCENTIVE OPTION?

                  Incentive options could only be granted to individuals who were employees of @plan at the time of grant.

         17. IS THERE A LIMITATION ON THE NUMBER OF SHARES FOR WHICH AN INCENTIVE OPTION MAY BECOME EXERCISABLE IN ANY ONE CALENDAR YEAR?

                  Yes. The aggregate fair market value of the shares for which an option may for the first time become exercisable in any calendar year as an incentive option under the Federal tax laws may not exceed $100,000 per optionee. To the extent your incentive options became exercisable for @plan Stock prior to the acquisition, the $100,000 limitation was applied on the basis of the fair market value of those shares at the time of the option grant. If your assumed options first become exercisable for shares of DoubleClick Stock after the acquisition, the $100,000 limitation will be applied on the basis of the adjusted exercise price per share of DoubleClick Stock in effect for each of your assumed incentive options.

                          EARLY TERMINATION OF OPTIONS

Please refer to your @plan Option grant documents for the specific terms applicable to your option.

         18. WHAT HAPPENS TO MY @PLAN OPTIONS IF MY EMPLOYMENT OR SERVICE TERMINATES OTHER THAN FOR DEATH?

                  Generally speaking, your @plan Option may be exercised, to the extent otherwise then exercisable, for three months after termination of your service with DoubleClick for reasons other than death, or during the balance of the option's term, whichever is shorter.

         19.      WHAT HAPPENS TO MY @PLAN OPTIONS IF I DIE?

                  Generally, if you die during your period of employment, your @plan Options may be exercised, to the extent exercisable at the time of your death, for one (1) year from the date of your death or until the stated term of such option, whichever is shorter.

                          DISPOSITION OF OPTION SHARES

         20.      WHEN CAN I SELL MY SHARES OF DOUBLECLICK STOCK?

                  In general, the shares of DoubleClick Stock purchased under your assumed @plan Option may be sold at any time. However, if you are an officer of DoubleClick or member of the DoubleClick Board subject to the short-swing trading restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or if you are otherwise considered to be an affiliate of DoubleClick, you will be subject to certain restrictions and limitations in connection with your sale of the purchased shares.

                  Officers, directors and other affiliates of DoubleClick should consult with counsel before offering for sale any shares of DoubleClick Stock acquired under their assumed @plan Options so that they may assure their compliance with Rule 144, Section 16(b) and all other applicable provisions of Federal and state securities laws.

                                  MISCELLANEOUS

         21.      DO I HAVE THE RIGHT TO REMAIN EMPLOYED UNTIL I EXERCISE MY
                  OPTION?

                  No. Nothing in the Stock Plan or the assumed @plan Options is intended to provide any individual with the right to remain in service for any specific period, and your service may be terminated at any time, with or without cause.

         22. ARE THERE ANY CIRCUMSTANCES WHICH WOULD CAUSE ME TO LOSE MY RIGHTS UNDER MY ASSUMED OPTIONS?

                  Yes. The issuance of shares of DoubleClick Stock under your assumed @plan Options is subject to DoubleClick's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the assumed Stock Plan and the securities issuable thereunder. It is possible that DoubleClick could be prevented from issuing shares under the assumed @plan Options in the event one or more required approvals or permits were not obtained.

         23. DOES DOUBLECLICK'S ASSUMPTION OF THE STOCK PLAN RESTRICT ITS AUTHORITY TO ASSUME OTHER OPTIONS?

                  No. Assumption of the Stock Plan does not limit the authority of DoubleClick to grant options to, or assume the options of, other persons in connection with the acquisition of the business and assets of any firm, company or other business entity.

         24. DOES THE ASSUMPTION OF MY OPTIONS AFFECT MY ELIGIBILITY TO PARTICIPATE IN OTHER DOUBLECLICK PLANS?

                  No. DoubleClick's assumption of your @plan Options does not in any way affect, limit or restrict your eligibility to participate in any other stock plan or other compensation or benefit plan or program maintained by DoubleClick.

         25.      IS THE ASSUMED STOCK PLAN SUBJECT TO ERISA?

                  No. The assumed Stock Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Code.

                QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES

                  The following is a general description in question and answer format of the Federal income tax consequences of options granted under the Stock Plan. The tax consequences of incentive options and non-qualified options differ to the extent described in the summary below. State and local tax treatment, which is not discussed herein, may vary from Federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Stock Plan.

                               INCENTIVE OPTIONS

         T1. WILL THE GRANT OF AN INCENTIVE OPTION RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?

                  No.

         T2. WILL THE EXERCISE OF AN INCENTIVE OPTION RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?

                  No. You will not recognize taxable income at the time the incentive option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price will be included in your income for purposes of the alternative minimum tax (see Question T16).

         T3. WHEN WILL I BE SUBJECT TO FEDERAL INCOME TAX ON SHARES PURCHASED UNDER AN INCENTIVE OPTION?

                  Generally, you will recognize income in the year in which you sell or make any other disposition of the shares purchased under your incentive option. A disposition of your incentive option shares will occur in the event you transfer legal title to those shares. However, a disposition will not occur if you simply transfer the shares to your spouse or if you engage in any of the following transactions: a transfer of the shares into joint ownership with right of survivorship provided you remain one of the joint owners, a pledge of the shares as collateral for a loan, a transfer by bequest or inheritance upon your death or certain tax-free exchanges of the shares permitted under the Code.

         T4. HOW IS MY FEDERAL INCOME TAX LIABILITY DETERMINED WHEN I SELL MY SHARES?

                  Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your incentive option. A qualifying disposition will occur if the sale or other disposition of the shares takes place more than two (2) years after the date the incentive option was granted and more than one (1) year after (i) the date that option was exercised for the particular shares involved in the disposition or
(ii) the date on which those shares vested, if later. A disqualifying disposition will occur unless both of those requirements are satisfied at the time of the sale or disposition.

         T5.      WHAT IF I MAKE A QUALIFYING DISPOSITION?

                  If you dispose of your shares in a qualifying disposition, you will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares. You will recognize a long-term capital loss if the amount realized is lower than the exercise price paid for the shares.

                           EXAMPLE: On March 15, 2000, you were granted an incentive option for 5,000 shares with an exercise price of $0.25 per share (as adjusted). On March 15, 2002, you exercise this option for 2,500 vested shares when the fair market value is $2.00 per share. The purchased shares are held until May 31, 2003, when you sell those shares for $5.00 per share.

                           Because the disposition of the shares is made more than two years after the grant date of the incentive option and more than one year after the option was exercised for the shares sold on May 31, 2003, the sale represents a qualifying disposition of such shares, and for federal income tax purposes, there will be a long-term capital gain of $4.75 per share.

         T6.      WHAT ARE THE NORMAL TAX RULES FOR A DISQUALIFYING DISPOSITION?

                  Normally, if the shares purchased under your incentive option are made the subject of a disqualifying disposition, you will recognize ordinary income at the time of the disposition in an amount equal to the excess of (i) the fair market value of the shares on the exercise date or (if later) the vesting date of those shares over (ii) the exercise price paid for such shares. Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the shares have been held for more than one (1) year following the exercise date of the option.

                           EXAMPLE: On March 15, 2000, you were granted an incentive option for 5,000 shares with an exercise price of $0.25 per share (as adjusted). On March 15, 2002, this option is exercised for 2,500 vested shares when the fair market value is $2.00 per share. The purchased shares are held until September 30, 2002, when you sell those shares for $5.00 per share.

                           Because the disposition of the shares is made less than one year after the exercise date of the incentive option, the sale represents a disqualifying disposition of the shares, and for federal income tax purposes, the gain upon the sale will be divided into two components:

                                    Ordinary Income: You will recognize ordinary
                  income in the amount of $1.75 per share, the excess of the $2.00 per share fair market value of the shares on the date the option was exercised over the $0.25 per share exercise price.

                                    Capital Gain: You will also recognize a
                  short-term capital gain of $3.00 per share with respect to each share sold.


         T7. WHAT IF THE SHARES PURCHASED UNDER AN ISO ARE SUBJECT TO A SUBSTANTIAL RISK OF FORFEITURE, SUCH AS THE CORPORATION'S REPURCHASE RIGHT?

                  If the shares purchased under your incentive option are subject to a substantial risk of forfeiture, such as the Corporation's right to repurchase those shares at the original exercise price in the event your service terminates prior to vesting in such shares, then the amount of ordinary income you would recognize upon a disqualifying disposition of those shares will be based upon their fair market value on the date the forfeiture period lapses (i.e., the vesting date for the shares), rather than the date the incentive option is exercised, and the holding period for determining whether any additional gain is long-term or short-term capital gain will not commence until such lapse date. In the absence of final Treasury Regulations relating to incentive options, it is not certain whether such a result can be avoided, and the normal disqualifying disposition rules discussed above reinstated, by making a conditional election pursuant to Code Section 83(b) to have the ordinary income measured at the time the incentive option is exercised. (See the discussion below concerning Code Section 83(b) elections for additional information.) Because of the uncertainty as to the precise tax consequences of such a conditional election, you should consult with your own tax advisor before filing any such election.

                             NON-QUALIFIED OPTIONS

         T8. WILL THE GRANT OF A NON-QUALIFIED OPTION RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?

                  No.

         T9. WHAT FEDERAL INCOME TAX LIABILITY RESULTS UPON THE EXERCISE OF A NON-QUALIFIED OPTION?

                  Normally, you will recognize ordinary income in the year in which the non-qualified option is exercised in an amount equal to the excess of
(i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares, and the Corporation will have to collect all the applicable withholding taxes with respect to such income. If the shares you purchase under a non-qualified option are unvested and subject to the Corporation's right to repurchase those shares at the original exercise price upon your termination of employment prior to vesting in such shares, then you will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Corporation's repurchase rights lapse, an amount equal to the excess of (i) the fair market value of the shares on the date such shares vest over (ii) the exercise price paid for the shares.

                  If you purchase unvested shares subject to the Corporation's repurchase rights, you may elect under Code Section 83(b) to recognize income at the time of exercise (see Question T10).

         T10.     WHAT IS THE EFFECT OF MAKING A SECTION 83(B) ELECTION?

                  If you purchase unvested shares subject to the Corporation's repurchase right, you may elect under Code Section 83(b) to include as ordinary income in the year of exercise an amount equal to the excess of (i) the fair market value of those unvested shares on the exercise date over (ii) the exercise price paid for the shares. If you make the Section 83(b) election, you will not recognize any additional income when the Corporation's repurchase right subsequently lapses and the shares vest. The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days following the date the option is exercised, and the resulting ordinary income is subject to applicable tax withholding requirements.

         T11. WILL I RECOGNIZE ADDITIONAL INCOME WHEN I SELL SHARES ACQUIRED UNDER A NON-QUALIFIED OPTION?

                  Yes. You will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the disposition. The holding period for vested shares will start at the time the non-qualified option is exercised for those shares.

                  If you purchase unvested shares subject to the Corporation's repurchase right, the holding period will start either (i) at the time when the shares vest, if no Section 83(b) election is made at the time of exercise, or
(ii) at the time the option is exercised if you file the Section 83(b) election within thirty (30) days after the option exercise date. For the tax rates applicable to capital gain, please see Question T12.

                               FEDERAL TAX RATES

         T12.     WHAT ARE THE APPLICABLE FEDERAL TAX RATES?

                  Effective for the 2001 calendar year, the maximum Federal tax rate on ordinary income in excess of $297,300 ($148,650 for a married taxpayer filing a separate return) is 39.6%. The applicable $297,300 or $148,650 threshold* is subject to cost-of-living adjustments in taxable years beginning after December 31, 2001. Certain limitations are imposed upon a taxpayer's itemized deductions, and the personal exemptions claimed by the taxpayer are subject to phase-out. These limitations may result in the taxation of ordinary income at an effective top marginal rate in excess of 39.6%.

                  Short-term capital gains are subject to the same tax rates as ordinary income. Long-term capital gains are subject to a maximum federal tax rate of 20%.

                  Beginning with the 2001 calendar year, capital gain recognized on the sale or disposition of capital assets held for more than five (5) years by individuals whose tax rate on ordinary income for the year of such sale or disposition is below 28% will be subject to tax at a rate of 8%.

                  For the tax year ending December 31, 2001, itemized deductions are reduced by 3% of the amount by which the taxpayer's adjusted gross income for the year exceeds $132,950 ($66,475 for a married taxpayer filing a separate return). However, the reduction may not exceed 80% of the total itemized deductions (excluding medical expenses, casualty and theft losses, and certain investment interest expense) claimed by the taxpayer. The applicable $132,950 or $66,475 threshold is subject to cost-of-living adjustments in taxable years beginning after December 31, 2001.

                  In addition, the deduction for personal exemptions claimed by the taxpayer is reduced by 2% for each $2,500 ($1,250 for a married taxpayer filing a separate return) or fraction thereof by which the taxpayer's adjusted gross income for the year exceeds a specified threshold amount. The applicable thresholds for 2001 are $199,450 for married taxpayers filing joint returns (and in certain instances, surviving spouses), $166,200 for heads of households, $132,950 for single taxpayers and $99,725 for married taxpayers filing separate returns. Accordingly, the deduction is completely eliminated for any taxpayer whose adjusted gross income for the year exceeds the applicable threshold amount by more than $122,500 (or $61,250 for a married taxpayer filing a separate





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         * The $297,300 threshold will be increased to $297,350 and the $148,650 threshold will be increased to $148,675 if the Taxpayer Relief Act of 2000 is enacted into law.

return). The threshold amounts will be subject to cost-of-living adjustments in taxable years beginning after December 31, 2001.

                            ALTERNATIVE MINIMUM TAX

         T13.     WHAT IS THE ALTERNATIVE MINIMUM TAX ?

                  The alternative minimum tax is an alternative method of calculating the income tax you must pay each year in order to assure that a minimum amount of tax is paid for the year. In general, the first $175,000 ($87,500 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%. The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%. However, the portion of your alternative minimum taxable income attributable to capital gain recognized upon the sale or disposition of capital assets held for more than one (1) year will be subject to a reduced alternative minimum tax rate of 20% (10% for individuals whose tax rate on ordinary income is below 28%). Beginning with the 2001 calendar year, the alternative minimum tax rate applicable to capital gain recognized upon the sale or disposition of capital assets held for more than five (5) years will be equal to the capital gain tax rate in effect for such gain for regular tax purposes (see Question T12 above). The alternative minimum tax will, however, be payable only to the extent that it exceeds your regular federal income tax for the year (computed without regard to certain credits and special taxes).

         T14.     WHAT IS THE ALLOWABLE EXEMPTION AMOUNT?

                  The allowable exemption amount is $45,000 for a married taxpayer filing a joint return, $33,750 for an unmarried taxpayer and $22,500 for a married taxpayer filing a separate return. The allowable exemption amount is, however, to be reduced by $0.25 for each $1.00 by which the individual's alternative minimum taxable income for the year exceeds $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return.

         T15.     HOW IS THE ALTERNATIVE MINIMUM TAXABLE INCOME CALCULATED?

                  Your alternative minimum taxable income is based upon your regular taxable income for the year, adjusted to (i) include certain additional items of income and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes.

         T16. IS THE SPREAD ON AN INCENTIVE OPTION AT THE TIME OF EXERCISE NORMALLY INCLUDIBLE IN ALTERNATIVE MINIMUM TAXABLE INCOME?

                  Yes. The spread on the shares purchased under an incentive option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee's alternative minimum taxable income at the time of exercise, whether or not the shares are subsequently made the subject of a disqualifying disposition. However, should the purchased shares be unvested and subject to the Corporation's repurchase rights, then your alternative minimum taxable income attributable to the exercised incentive option will be measured at the time the shares vest and will be equal to the excess of the fair market value of the shares at that time over the aggregate exercise price paid for the shares. Alternatively, you may file a Section 83(b) election (see Question T10) within 30 days after the exercise of the incentive option and limit the amount of such alternative minimum taxable income to the spread between the fair market value of the purchased shares at the time of exercise and the aggregate exercise price paid for those shares.

         T17. HOW WILL THE PAYMENT OF ALTERNATIVE MINIMUM TAXES IN ONE YEAR AFFECT THE CALCULATION OF MY TAX LIABILITY IN A LATER YEAR?

                  If you pay alternative minimum taxes for one or more taxable years, the amount of the taxes so paid (subject to certain adjustments and reductions) will be applied as a partial credit against your regular tax liability (but not alternative minimum tax liability) for subsequent taxable years.

                  Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income.

                  CORPORATION AND STOCK PLAN ANNUAL INFORMATION

                  Requests for further information concerning the Stock Plan and its administration should be directed to DoubleClick Inc., 450 West 33rd Street, 16th Floor, New York, New York 10001; attention Corporate Secretary; or telephone at (212) 271-2542.

                  A copy of DoubleClick's Annual Report to Stockholders for each fiscal year of DoubleClick will be furnished to each participant in the Stock Plan, and additional copies will be furnished without charge to each participant upon written or oral request to the Corporate Secretary of DoubleClick at its principal executive offices or upon telephoning DoubleClick at its principal executive offices. In addition, any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request to the Corporate Secretary, a copy of any of the documents listed below, which are hereby incorporated by reference into this Prospectus, other than certain exhibits to such documents:

         (a) DoubleClick's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on February 17, 2000;

         (b) DoubleClick's Current Reports on Form 8-K filed with the SEC on November 10, 1999 (as amended by the Form 8-K/A filed on January 10, 2000), December 8, 1999 (as amended by the Form 8-K/A filed on January 10, 2000), January 13, 2000 (as amended by the Form 8-K/A filed on March 10, 2000), January 27, 2000, February 16, 2000, March 17, 2000, June 26, 2000, August 10, 2000,
September 27, 2000 (as amended by the Form 8-K/A filed on November 20, 2000 and January 22, 2001), October 4, 2000, November 29, 2000 and December 22, 2000, February 2, 2001 and February 5, 2001;

         (c) DoubleClick's Quarterly Reports on Form 10-Q for the periods ending March 31, 2000, June 30, 2000 and September 30, 2000 filed with the SEC on May 12, 2000, August 11, 2000 and November 14, 2000, respectively; and

         (d) DoubleClick's Registration Statement No. 000-23709 on Form 8-A filed with the SEC on February 2, 1998 and amended on February 9, 1998 and December 1, 1998, in which there is described the terms, rights and provisions applicable to DoubleClick's outstanding Common Stock.

         (e) All reports subsequently filed with the SEC by DoubleClick under Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended.

                  DoubleClick will also deliver to each participant in the Stock Plan who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to the stockholders.